UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT	August 5, 2014
(DATE OF EARLIEST EVENT REPORTED)	July 31, 2014

BOARDWALK PIPELINE PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	01-32665	20-3265614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2800
Houston, Texas 77046
(Address of principal executive office)

(866) 913-2122
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 9e-4(c) under the Exchange Act (17 CFR 240.9e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2014, Boardwalk Pipelines, LP (the “Borrower”), a wholly owned subsidiary of Boardwalk Pipeline Partners, LP (the "Partnership") entered into (i) that certain Subordinated Loan Agreement (the “Subordinated Credit Agreement”) with Boardwalk Pipelines Holding Corp., an affiliate of the Borrower (the “Lender”),for an aggregate principal amount of up to $300.0 million and (ii) ) that certain Subordination Agreement (the “Subordination Agreement”) with the Lender, as subordinated creditor, and Wells Fargo Bank, N.A., as senior credit representative. The Borrower is entitled to borrow the loans available under the Subordinated Credit Agreement in minimum increments of $25,000,000 at any time through December 31, 2015. Loans under the Subordinated Credit Agreement will mature on July 31, 2024. Any amounts borrowed under the Subordinated Credit Agreement will bear interest at an increasing annual interest rate, with an interest rate through April 30, 2018 of 5.75% per annum, (ii) from May 1, 2018 through April 30, 2020 of 7.75% per annum, (iii) from May 1, 2020 through April 30, 2022 of 8.75% per annum, and (iv) 9.75% per annum thereafter.

At any time at its option, the Borrower may prepay the Subordinated Loan upon written notice to the Lender at least five business days prior to the prepayment in an amount specified by the Borrower in such notification. In addition, the Borrower would be required to prepay the Subordinated Loan (as defined in the Subordinated Credit Agreement), including any accrued interest, under one of the following conditions:

•
within five business days of the incurrence of certain indebtedness by the Partnership, the Borrower or its subsidiaries in an amount equal to the net cash proceeds received from the incurrence of indebtedness, unless the Lender has waived the prepayment;

•
within five business days of the issuance of additional equity securities by the Partnership in an amount equal to the net cash proceeds received from the issuance of the equity securities, unless the Lender has waived the prepayment; or

•
upon notification by the Lender, in writing, at least fifteen months prior to the date upon which the prepayment is to be made, provided that the date specified in the notice is after October 27, 2017, in an amount specified by the Lender in such notification.

If an event of default occurs under the Subordinated Credit Agreement, the Lender may terminate the Subordinated Loan Commitment (as defined in the Subordinated Credit Agreement) and accelerate the maturity of all outstanding Subordinated Loans as well as exercise other rights and remedies. Each of the following will be an event of default under the Subordinated Credit Agreement:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure of any representation or warranty to be true and correct in any material respect;

•
default by the Borrower or an affiliate of the Borrower in the payment of any amount due with respect to other indebtedness in excess of $25.0 million, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to cause the acceleration of the indebtedness;

•	bankruptcy or insolvency events involving the Borrower or an affiliate of the Borrower;

•
the entry of, and failure to pay, one or more adverse judgments in excess of $25.0 million in the aggregate not paid or fully covered by insurance (or in the case of a non-monetary judgment, having a material adverse effect) against which enforcement proceedings are brought or that are not stayed pending appeal;  and

•	the invalidity or unenforceability of any material provision in the Subordinated Credit Agreement or related documents.

If an event of default occurs as a result of any bankruptcy or insolvency events involving the Borrower or an affiliate of the Borrower, the Subordinated Loan Commitment shall terminate immediately and the Subordinated Loans (with accrued interest thereon) and all other amounts owing under the Subordinated Credit Agreement and related documents shall immediately become due and payable.

Indebtedness under the Subordinated Credit Agreement will be subordinated in right of payment to indebtedness under the Partnership’s Second Amended and Restated Revolving Credit Agreement, dated as of April 27, 2012, pursuant to the terms of the Subordination Agreement, but will rank equal in right of payment to all other indebtedness of the Borrower.

The foregoing descriptions of the Subordinated Credit Agreement and the Subordination Agreement and are qualified in their entirety by reference to the full text of the Subordinated Credit Agreement and the Subordination Agreement, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information in Item 1.01 with respect to the Subordination Agreement and the Subordinated Credit Agreement dated July 31, 2014, is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits:

Exhibit No.	Description
4.1
Subordination Agreement, dated as of July 31, 2014, among Boardwalk Pipelines Holding Corp., as Subordinated Creditor, Wells Fargo Bank, N.A., as Senior Creditor Representative, and Boardwalk Pipelines, LP, as Borrower.

10.1	Subordinated Loan Agreement dated as of July 31, 2014, between Boardwalk Pipelines, LP, as Borrower, and Boardwalk Pipelines Holding Corp., as Lender.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOARDWALK PIPELINE PARTNERS, LP
By: BOARDWALK GP, LP,
its general partner
By: BOARDWALK GP, LLC,
its general partner
By: /s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial and
Administrative Officer and Treasurer

Dated: August 5, 2014